Exhibit 99.1

Tilly’s, Inc. Announces First Quarter Fiscal 2015 Results

Introduces Second Quarter Fiscal 2015 Outlook

● First Quarter Net Sales of $120.2 million; Comp Store Sales Increased 2.0%

● First Quarter EPS of $0.05

Irvine, CA – May 27, 2015 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter of fiscal 2015 ended May 2, 2015.

“Our first quarter results illustrate continued progress on our initiatives to increase sales and profitability, as we delivered positive comparable store sales and solid earnings growth over the prior year period. We expanded our gross profit and ended the quarter with inventory well positioned for the summer and back-to-school seasons,” commented Daniel Griesemer, President and Chief Executive Officer.

For the first quarter ended May 2, 2015:

•	Total net sales were $120.2 million, an increase of 8.1% compared to $111.1 million in the first quarter of 2014.

•	Comparable store sales, which include e-commerce sales, increased 2.0% compared to the same 13-week period in 2014.

•	Gross profit increased 15.3% to $36.1 million compared to $31.3 million in the first quarter of 2014. Gross margin was 30.0% compared to 28.2% in the first quarter of 2014. The 180 basis point increase in gross margin was primarily due to a 90 basis point increase in product margins and lower buying, distribution and occupancy costs as a percentage of net sales due to positive comparable store sales, and a favorable rent adjustment related to prior years.

•	Operating income was $2.1 million, compared to operating income of $1.1 million in the first quarter of 2014.

•	Net income was $1.3 million, or $0.05 per diluted share, based on a weighted average diluted share count of 28.3 million shares and an effective tax rate of approximately 40%. This compares to net income in the first quarter of 2014 of $0.6 million, or $0.02 per diluted share, based on a weighted average diluted share count of 28.2 million shares and an effective tax rate of approximately 45%, reflecting a discrete item related to stock option forfeitures.

Balance Sheet and Liquidity

As of May 2, 2015, the Company had $79.2 million of cash and marketable securities and no borrowings or debt outstanding on its revolving credit facility.

Second Quarter 2015 Outlook

The Company expects second quarter comparable store sales to be in the range of a decline of 2% to an increase of 2%, and net income per diluted share to be in the range of $0.01 to $0.05. This assumes an anticipated effective tax rate of approximately 40% and a weighted average diluted share count of 28.5 million shares. Second quarter 2014 net income per diluted share was $0.05, based on a weighted average diluted share count of 28.0 million shares and an effective tax rate of approximately 46%, reflecting a higher rate due to certain stock option forfeitures.

Conference Call Information

A conference call to discuss the financial results is scheduled for today, May 27, 2015, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (888) 684-1264 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 10, 2015, by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering the conference identification number: 1669086. Please note participants must enter the conference identification number in order to access the replay.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of May 27, 2015, operated 213 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financials and operating results, including but not limited to future comparable store sales, future net income, future gross, operating or product margins, anticipated tax rate, and market share and our business and strategy, including but not limited to store expansion, expansion of brands and exclusive relationships, development and growth of our ecommerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our ecommerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on April 1, 2015, including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	May 2, 2015	January 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$44,181	$49,789
Marketable securities	34,971	34,957
Receivables	5,475	4,682
Merchandise inventories	61,696	51,507
Prepaid expenses and other current assets	12,145	12,349

Total current assets	158,468	153,284
Property and equipment, net	101,341	101,335
Other assets	2,798	2,932

Total assets	$262,607	$257,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,864	$23,109
Accrued expenses	14,227	12,325
Deferred revenue	5,822	7,075
Accrued compensation and benefits	4,180	5,911
Current portion of deferred rent	6,060	6,070
Current portion of capital lease obligation	819	806

Total current liabilities	55,972	55,296
Long-term portion of deferred rent	41,323	41,875
Long-term portion of capital lease obligation`	1,484	1,694

Total long-term liabilities	42,807	43,569

Total liabilities	98,779	98,865

Commitments and contingencies

Stockholders’ equity:
Common stock (Class A), $0.001 par value; May 2, 2015 - 100,000 shares authorized, 12,167 shares issued and outstanding; January 31, 2015 - 100,000 shares authorized, 11,546 shares issued and outstanding	12	11
Common stock (Class B), $0.001 par value; May 2, 2015 - 35,000 shares authorized, 16,189 shares issued and outstanding; January 31, 2015 - 35,000 shares authorized, 16,544 shares issued and outstanding	16	17
Preferred stock, $0.001 par value; May 2, 2015 and January 31, 2015 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	130,426	126,565
Retained earnings	33,354	32,072
Accumulated other comprehensive income	20	21

Total stockholders’ equity	163,828	158,686

Total liabilities and stockholders’ equity	$262,607	$257,551

Tilly’s, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014

Net sales	$120,190	$111,134
Cost of goods sold (includes buying, distribution, and occupancy costs)	84,138	79,807

Gross profit	36,052	31,327
Selling, general and administrative expenses	33,923	30,250

Operating income	2,129	1,077
Other income, net	(8)	—

Income before income taxes	2,137	1,077
Income tax expense	855	486

Net income	$1,282	$591

Basic earnings per share of Class A and Class B common stock	$0.05	$0.02
Diluted earnings per share of Class A and Class B common stock	$0.05	$0.02
Weighted average basic shares outstanding	28,173	27,983
Weighted average diluted shares outstanding	28,321	28,151

Tilly’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Thirteen Weeks Ended
	May 2, 2015	May 3, 2014

Cash flows from operating activities
Net income	$1,282	$591
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	5,611	4,776
Loss on disposal of assets	49	29
Gain on sales and maturities of marketable securities	(31)	(37)
Deferred income taxes	(138)	34
Stock-based compensation expense	1,269	838
Excess tax benefit from stock-based compensation	(92)	—
Changes in operating assets and liabilities:
Receivables	(793)	(751)
Merchandise inventories	(10,189)	(6,584)
Prepaid expenses and other assets	477	(517)
Accounts payable	1,469	2,176
Accrued expenses	1,606	1,279
Accrued compensation and benefits	(1,731)	(1,517)
Deferred rent	(562)	798
Deferred revenue	(1,253)	(1,012)

Net cash (used in) provided by operating activities	(3,026)	103

Cash flows from investing activities
Purchase of property and equipment	(5,084)	(7,943)
Purchases of marketable securities	(14,985)	(4,991)
Maturities of marketable securities	15,000	15,000

Net cash (used in) provided by investing activities	(5,069)	2,066

Cash flows from financing activities
Proceeds from exercise of stock options	2,592	—
Payment of capital lease obligation	(197)	(185)
Excess tax benefit from stock-based compensation	92	—

Net cash provided by (used in) financing activities	2,487	(185)

Change in cash and cash equivalents	(5,608)	1,984
Cash and cash equivalents, beginning of period	49,789	25,412

Cash and cash equivalents, end of period	$44,181	$27,396

Tilly’s, Inc.

Store Count and Square Footage

	Stores Open at Beg of Qtr	Stores Opened During Qtr	Stores Closed During Qtr	Stores Open at End of Qtr	Total Gross Square Footage End of Qtr (in thousands)
2014 Q1	195	3	0	198	1,535
2014 Q2	198	6	1	203	1,563
2014 Q3	203	5	1	207	1,589
2014 Q4	207	5	0	212	1,622
2015 Q1	212	2	1	213	1,630

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com